Exhibit (r)(2)

Code of Ethics
January 2015

Contents
CHAPTER I INTRODUCTION		3

Section 1.1	General	3

Section 1.2	Standards of Conduct	3

Section 1.3	To whom does the Code of Ethics Apply?	3

Section 1.4	Annual Attestation	4

Section 1.5	Violations	4

(a)	Reporting Violations	4

(b)	Sanctions	4

CHAPTER II PERSONAL TRADING		4

Section 2.1	Access Persons	4

Section 2.2	Personal Securities Transactions	5

Section 2.3	Pre-clearance	5

Section 2.4	Trading Restrictions	6

(a)	General Restrictions	6

(b)	Trading in Eagle Point Credit Company LLC	6

(c)	Avoidance of Speculative Transactions	6

Section 2.5	Securities and Transactions Not Subject to Certain Personal Investment Transaction Policies	6

Section 2.6	Reporting of Accounts and Transactions	7

Appendix I		9

Appendix II		10

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CHAPTER I
INTRODUCTION

Section 1.1          General

In compliance with Rule 204A-1 of the Advisers Act, Eagle Point has adopted this Code of Ethics in order to establish the standard of conduct expected of all Supervised/Covered Persons in light of Eagle Point’s duties to its clients. It also establishes reporting and other requirements for personal securities transactions. The CCO may designate such deputy compliance officers as the CCO may deem necessary or appropriate to fulfill the responsibilities of the CCO under this Code of Ethics.

Capitalized terms not defined in this Code of Ethics shall have the meanings given to them in Eagle Point’s Compliance Manual(s).

Section 1.2          Standards of Conduct

Supervised/Covered Persons must act at all times in accordance with Eagle Point’s fiduciary duty to the Accounts. Each Supervised/Covered Person should (i) at all times place the interests of the Accounts before his or her own interests, (ii) act with honesty and integrity with respect to the Accounts, clients and the Fund investors, (iii) never take inappropriate advantage of his or her position for his or her personal benefit, (iv) make full and fair disclosure of all material facts, particularly where Eagle Point’s or Supervised/Covered Person’s interests may conflict with the those of the Accounts, and (v) have a reasonable, independent basis for his or her investment advice.

Although this Code of Ethics sets forth several specific guidelines and procedures, any Supervised/Covered Person who has a question about a specific conflict of interest, potential conflict of interest or any other situation, whether it appears in compliance with the letter of the law, this Code of Ethics and/or the Compliance Manual, should consult the CCO (or designee).

All Supervised/Covered Persons are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including U.S. federal securities laws and regulations. If a Supervised/Covered Person has any question with respect to any such law or regulation, he or she should consult this Code of Ethics, the Compliance Manual(s) or the CCO (or designee).

Section 1.3          To whom does the Code of Ethics Apply?

This Code of Ethics is intended to guide and facilitate Eagle Point and its “Supervised/Covered Persons” in complying with applicable law relating to Eagle Point’s fiduciary duties. Eagle Point treats its Board of Managers, members of its Investment Committee and employees, and may treat certain independent contractors (consultants), as “Supervised/Covered Persons.” Unless otherwise provided in this Code of Ethics, the policies and procedures contained in this Code of Ethics apply to each Supervised/Covered Person. As provided in Section 2.5 of this Compliance Manual, the CCO will determine whether a consultant providing services to Eagle Point will be treated as a Supervised/Covered Person and/or Access Person (as defined in the Code of Ethics) depending on the role of, and services to be provided by, that consultant.

When a reference to “you” or “your” is used in this Code of Ethics, it refers to Supervised/Covered Persons.

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Section 1.4          Annual Attestation

On an annual basis, Supervised/Covered Persons will be required to attest to this Code of Ethics which contains Eagle Point’s personal trading policy.

Section 1.5          Violations

(a)          Reporting Violations

If you become aware of any violations of this Code of Ethics or of any applicable law or regulation, you must promptly report the violation to the CCO (or designee). Reporting violations is an essential element of Eagle Point’s compliance program and is vital to assure that all Supervised/Covered Persons act in accordance with the Code of Ethics. No one will suffer any retaliation for good faith reporting of violations of the Code of Ethics. Further, Eagle Point will address all reports and inquiries confidentially to the greatest extent possible under the circumstances.

(b)          Sanctions

Compliance with the Code of Ethics is taken seriously, and any violation may result in a sanction. After the first violation, the Access Person will typically receive a warning. Upon the second violation, Eagle Point may impose a trading suspension on your personal trading privileges, ask the Access Person to disgorge profits, or apply another sanction that the CCO believes is appropriate given the individual circumstances. If any additional violations occur, the Board of Managers will determine the sanctions to be imposed based on the recommendation of the CCO and others as considered necessary at that time (this includes termination of employment).

CHAPTER II
PERSONAL TRADING

Section 2.1          Access Persons

You are an “Access Person” if you fit into one of the following categories:

•	Member or officer of Eagle Point and other Supervised/Covered Person:

o	who has access to non-public information regarding any Account’s investment or purchase or sale of securities; or

o	who is involved in making investment or securities recommendations to the Accounts, or who has access to such recommendations that are non-public.

Eagle Point takes the position that each of its Supervised/Covered Persons is an Access Person and therefore the restrictions on personal investment transactions apply to Eagle Point’s Board of Managers, members of its Investment Committee, officers and other employees. As provided in Section 2.5 of the Compliance Manual, the CCO will determine whether a consultant providing services to Eagle Point will be treated as a Supervised/Covered Person depending on the role of, and services to be provided by, that consultant.

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Section 2.2          Personal Securities Transactions

In order to avoid actual and perceived conflicts of interests with the Accounts as well as the laws relating to insider trading, Eagle Point has adopted a strict personal securities transactions policy. This policy governs any investment by an “Access Person” in securities, including any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other directive products and interests in privately placed offerings, limited partnerships and other entities. This also includes all Initial Public Offerings (“IPOs”).Access Person shares with or controls for another individual. Such accounts or transactions are subject to the personal trading section of the Code of Ethics (including pre-clearance). Common examples are joint accounts with a spouse or having trading discretion over a parent or child account.

Section 2.3          Pre-clearance

Eagle Point personnel are required to pre-clear ALL personal trading in securities. These requests are required to be submitted through My Compliance Office (“MYCO”) with the exception of certain out of office situations where an email can be sent to the CCO or designee with follow up logging on MYCO. MYCO is Eagle Point’s compliance platform which administers the firm’s personal trading activity.

The CCO (or designee) is responsible for maintaining a confidential list of securities that are restricted from being traded unless formal CCO (or designee) approval is obtained (“Restricted Securities”). The CCO (or designee) will update the Restricted Securities List on a quarterly basis after consultation with Eagle Point’s CEO. The Restricted Securities List will be maintained within MYCO and will be kept confidential at all times.

Access Persons that wish to trade a security must submit their trading request via MYCO and obtain approval prior to commencing a transaction. MYCO will respond with an automated approval, providing that the security is not subject to restriction. The approval will be valid until the close of trading the next business day.

In the event a trade is requested on a restricted security, an automated exception notice will be sent to the Access Person submitting the request with escalation to the CCO (or designee). The CCO (or designee) will review the exception and provide subsequent approval to trade or decline the transaction. Exceptions against the Restricted Securities List and their ultimate resolution will be noted in MYCO.

All trade requests submitted by Access Persons will be recorded on MYCO whether they are approved or declined.

Please see Appendix I for procedures on how to pre-clear a trade on MYCO.

a.	Managed Accounts: Transactions within a managed account in which an Eagle Point Access Person does not have trading discretion or investment control are not subject to pre-clearance. A representation letter from the financial institution with trading discretion or investment control over the managed account is required to be submitted to Eagle Point’s CCO (or designee). Any material changes to the representations contained within the letter that may occur over time are required to be communicated to the CCO (or designee). Please note that these accounts must be reported, in addition to submitting quarterly transaction reports to the CCO (or designee).

b.	Private Investments: All private placements require pre-clearance from the CCO (or designee). If a private investment is selected as a request type it will automatically generate an exception notice with escalation to the CCO (or designee). The CCO (or designee) will review the exception and provide subsequent approval to trade or decline the transaction.

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c.	Post-transaction approval is not permitted. If Eagle Point determines that an Access Person has completed a trade before approval or after the pre-clearance expires, the Access Person will be deemed to be in violation of policy.

Section 2.4          Trading Restrictions

(a)          General Restrictions

In addition to the more general restrictions discussed above, Eagle Point has adopted other restrictions on personal investment transactions.

No Access Person may:

•	purchase any security for his or her own account, or any account in which he or she may have a beneficial interest, that Eagle Point intends to purchase on behalf of an Account, other than by investing in a Fund; or

•	enter into a short sale transaction or purchase a put option on any security of an issuer for which an Account holds a long position.

(b)          Trading in Eagle Point Credit Company Inc.

Consistent with Exhibit J (Insider Trading Policy) to Eagle Point Credit Company’s (RIC) Compliance Manual, Access Persons may only trade Eagle Point Credit Company Inc. (“ECC”) during a designated “window period” and with explicit approval from CCO (or designee) prior to trading. The “window period” begins at the opening of trading on the third business day after the Company publicly releases its quarterly or annual financial results. The window period extends for 30 calendar days thereafter. Should the end of the “window period” fall on a weekend, such window will be extended through close of business on the following business day. Even during a “window period,” Access Persons may not engage in transactions involving securities of the ECC if he or she is in possession of material non-public information on the trade date.

(c)          Avoidance of Speculative Transactions

Certain types of transactions as well as the timing of trading may raise an inference of the improper use of inside information. In order to avoid even the appearance of impropriety, Eagle Point discourages trades by Access Persons that are of a short-term, speculative nature rather than for investment purposes. Short-selling and margining of (borrowing against) securities of ECC are prohibited.

If you violate the above restrictions, Eagle Point will require the Access Person to reverse the transaction and may require the Access Person to disgorge any resulting profits at the discretion of the CCO.

Section 2.5          Securities and Transactions Not Subject to Certain Personal Investment Transaction Policies

The following securities and any associated transactions are exempt from the reporting requirements (“Exempt Securities”):

•	Direct obligations of the U.S. Government (i.e., U.S. Treasury securities)
•	Bank certificates of deposit
•	Bankers’ acceptances

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•	Commercial paper
•	High quality short-term debt obligations, including repurchase agreements
•	Shares issued by money market funds
•	Shares issued by open-end investment companies (i.e., mutual funds)
•	Shares issued by unit investments trusts that are invested exclusively in one or more open-end funds
•	Securities purchased through an automatic dividend reinvestment plan[1]
•	Limited partner interests in Eagle Points’ Private Funds and general partners of Eagle Points’ Private Funds

Section 2.6          Reporting of Accounts and Transactions

The fact that the CCO (or designee) may from time to time facilitate the reporting process does not change or alter the Access Person’s responsibility.

(i)          Initial Holdings

As described in Section 2.2 of the Compliance Manual, all new Supervised/Covered Persons are responsible for providing a list of personal brokerage accounts and generating an initial holdings report for submission to the CCO (or designee). New Supervised/Covered Persons must provide this initial holdings report within 10 business days of commencing employment or of becoming classified as an Access Person.

It is important that you keep your reporting obligations up to date. For example, you must advise the CCO (or designee) of any new account promptly after opening the account.

(ii)         Transaction Reports

In the event an automated feed cannot be established, Access Persons are required to have their broker send copies of duplicate statements/trade confirmations directly to Eagle Point (or to a third party designated by Eagle Point). The CCO (or designee) will assist Access Persons in setting up this reporting.

(iii)        Quarterly Attestations

1.	Accounts:

On a quarterly basis, Access Persons are required to attest that all accounts that can hold reportable securities (where they have trading discretion or investment control) are captured in MYCO. In the event an account is not listed, there is an ability for the Access Person to add the account directly within MYCO. This ensures completeness of employee accounts maintained on the platform. On an ongoing basis, it is the responsibility of Access Persons to actively monitor their accounts and alert the CCO (or designee) of any changes.

Please see Appendix II for procedures on how to complete this attestation on MYCO.

1 An “automatic investment plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a pre-determined schedule and allocation. An automatic investment plan include a dividend reinvestment plan.

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2.	Transactions:

Access Persons must ensure that all personal investment transactions in which he or she has a beneficial interest are reflected in MYCO (other than those in Exempt Securities). All Access Persons are required to review their quarterly transactions in MYCO and attest that all transactions in reportable accounts are correctly reflected. Quarterly transaction attestations are due by the 30th day of January, April, July and October or, if that day is not a business day, then the first business day thereafter in MYCO.

In the event a transaction is not listed, the Access Person has the ability to add the transaction directly within MYCO. An Access Person must submit this attestation when due even if he or she made no purchases or sales of securities during the period covered by the report.

Details on how to complete this attestation are similar to Appendix II. Please reach out to the CCO (or designee) with any questions.

(iv)         Annual Holdings Attestation

All Access Persons must also complete an annual holdings attestation in MYCO due by the 30th day in January. This annual holdings attestation must include a listing of all securities in which an Access Person has a beneficial interest, other than Exempt Securities. The holdings must be dated no later than 45 days preceding the filing date of the report.

The CCO will make available an attestation in MYCO so that each Access Person may confirm their account holdings are accurately reflected. In the event a holding is not listed, the Access Person has the ability to add the holding directly within MYCO.

Details on how to complete this attestation are similar to Appendix II. Please reach out to the CCO (or designee) with any questions.

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Appendix I

Trade Pre-Clearance Procedures

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Appendix II

Account Attestation Procedures

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